Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

ALLONNIA, LLC

Audited consolidated financial statements for the years ended December 31, 2021 and 2020

Audited consolidated financial statements for the year ended December 31, 2020 and period from November 27, 2019 (inception) through December 31, 2019

Independent Auditors’ Report	F-15
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-16
Consolidated Statements of Operations for the year ended December 31, 2020 and period from November 27, 2019 (inception) through December 31, 2019	F-17
Consolidated Statements of Changes in Members’ Equity for the years ended December 31, 2020 and period from November 27, 2019 (inception) through December 31, 2019	F-18
Consolidated Statements of Cash Flows for the years December 31, 2020 and period from November 27, 2019 (inception) through December 31, 2019	F-19
Notes to Consolidated Financial Statements	F-20

Independent Auditors’ Report

To the Board of Directors of Allonnia, LLC:

Opinion

We have audited the consolidated financial statements of Allonnia, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued when applicable.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Boston, Massachusetts
February 28, 2022

Allonnia, LLC

Consolidated Balance Sheets

December 31, 2021 and 2020

Assets

	2021	2020
Current assets:
Cash and cash equivalents	$34,801,297	$43,520,543
Accounts receivable	7,200	—
Prepaid expenses and other current assets	3,015,017	3,015,817

Total assets	$37,823,514	$46,536,360

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$631,291	$728,580
Accrued expenses	1,134,128	901,784

Total liabilities	1,765,419	1,630,364
Members’ equity	36,058,095	44,905,996

Total liabilities and members’ equity	$37,823,514	$46,536,360

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Operations

Years Ended December 31, 2021 and 2020

	2021	2020
Revenue:
Revenue from consulting services	$507,200	$—

Total revenue	507,200	—

Operating expenses:
Research and development:	5,989,879	3,966,936
General and administrative	5,042,650	2,106,245

Total operating expenses	11,032,529	6,073,181

Net operating loss	(10,525,329)	(6,073,181)
Interest income	76,164	61,663

Net Loss	$(10,449,165)	$(6,011,518)

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Changes in Members’ Equity

Years Ended December 31, 2021 and 2020

	Units					Members’ Equity
	Series A-l Preferred	Series A-2 Preferred	Series A-3 Preferred	Common	Incentive
Balance as of December 31, 2019	2,970,000	—	—	3,600,000	—	$32,690,503
Issuance of Series A-1 Preferred Units net of issuance costs of $272,000	1,664,911	—	—	—	—	18,227,011
Issuance of Series A-2 Preferred Units	—	180,000	—	—	—	—
Issuance of Series A-3 Preferred Units	—	—	180,000	—	—	—
Issuance of Incentive Units	—	—		—	140,000	—
Net loss	—	—	—	—	—	(6,011,518)

Balance as of December 31, 2020	4,634,911	180,000	180,000	3,600,000	140,000	44,905,996
Issuance of Common Units	—	—	—	1,867,411	—	—
Issuance of Series A-1 Preferred Units	22,500	—	—	—	—	250,000
Issuance of Series A-2 Preferred Units	—	60,000	—	—	—	666,667
Issuance of Incentive Units	—	—	—	—	267,294	—
Unit based compensation expense	—	—	—	—	—	684,597
Net loss	—	—	—	—	—	(10,449,165)

Balance as of December 31, 2021	4,657,411	240,000	180,000	5,467,411	407,294	$36,058,095

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Cash Flows

Years Ended December 31, 2021 and 2020

	2021	2020
Cash flows from operating activities:
Net loss	$(10,449,165)	$(6,011,518)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value of Series A-2 issued for services	666,667	—
Unit-based compensation expense	684,597	—
Changes in operating assets and liabilities:
Accounts receivable	(7,200)	—
Prepaid expenses and other current assets	800	(3,012,433)
Accounts payable	(97,289)	704,874
Accrued expenses	232,344	783,936

Net cash used in operating activities	(8,969,246)	(7,535,141)

Cash flows from financing activities:
Proceeds from issuance of Series A-l Preferred Units, net of issuance costs	250,000	18,227,011

Net cash provided by financing activities	250,000	18,227,011
Increase in cash and cash equivalents	(8,719,246)	10,691,870
Cash and cash equivalents, beginning of year	43,520,543	32,828,673

Cash and cash equivalents, end of year	$34,801,297	$43,520,543

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2021 and 2020

1.	NATURE OF OPERATIONS

Business

Allonnia, LLC (“Allonnia”) commenced activities in November 2019 and is formed under the laws of the State of Delaware. Allonnia is a bioremediation company that uses advanced technology and biology to engineer breakthrough systems to develop and commercialize novel waste remediation and management solutions. Allonnia works to identify microbes capable of breaking down waste, then uses the tools of synthetic biology to amplify their abilities both to clean up toxic pollution and bind to valuable materials in the waste stream for reuse.

Allonnia designs and deploys at-scale transformative innovations in water and wastewater treatment, soil redemption, and solid waste management and upcycling. By creating the next generation of enzymes, proteins, and microbes that degrade or metabolize contaminants of concern, Allonnia can recover and upcycle valuable materials from waste and augment existing biological treatment processes.

Since its inception, Allonnia has devoted its efforts to business planning, research and development, recruiting management and technical staff, and raising capital. Allonnia is subject to risks similar to other companies in their industry including rapid technological change, uncertainty of market acceptance of the product, competition from larger companies, and dependence of key personnel and strategic partners.

Allonnia Management Pool Co., LLC, a wholly-owned subsidiary of Allonnia, was formed on December 9, 2020 under the laws of the State of Delaware to facilitate Allonnia’s administration of grants of incentive units to officers, employees and consultants of Allonnia.

Allonnia US, Inc., wholly-owned subsidiary of Allonnia, was formed on September 30, 2021 under the laws of the State of Delaware in order to act as the conduit for Canadian activities conducted by Allonnia Canada, ULC.

Allonnia Canada, ULC, wholly-owned subsidiary of Allonnia, was formed on October 1, 2021 in Alberta, Canada in order to facilitate activities originating and taking place in Canada.

Principles of Consolidation

The accompanying consolidated financial statements include the operations of Allonnia and its wholly-owned subsidiaries Allonnia Management Pool Co., LLC, Allonnia US, Inc., and Allonnia Canada, ULC (collectively referred to as the “Company”). All intercompany accounts and transactions have been eliminated in consolidation.

2.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the consolidated financial statements is as follows:

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federal insurance limit.

Revenue from Contract with Customers

The Company recognizes revenue using the five step approach outlined in Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) as follows: (1) identify the contract with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the Company satisfies the performance obligations.

To date, the Company has derived its revenue from providing consulting services. Revenues are recognized when promised services are delivered to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Consulting services are recognized over time as the performance obligation is simultaneously provided by the Company and consumed by the customer.

Research and Development Expenses

Costs incurred for research and development are expensed as incurred. Research and development expenses primarily consist of salaries and related expenses for personnel, outside consulting services and sponsored research and the costs of materials and supplies used.

Concentration of Credit Risk

The Company maintains its cash accounts at financial institutions, which, at times, may exceed federally insured limits.

Income Taxes

The Company is taxed as a partnership. As such, the results of operations are included in the income tax returns of its members. Accordingly, no provision for income taxes has been recorded in these financial statements.

The Company follows accounting guidance regarding the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. Tax positions taken or expected to be taken, including the position that the Company qualifies as a pass-through entity, are required to be evaluated to determine whether the tax positions are “more-likely-than-not” to be upheld under regulatory review. The resulting tax impact of these tax positions are recognized in the financial statements based on the result of this evaluation. There are no such provisions for uncertain tax positions as of December 31, 2021 and 2020. The Company is subject to federal and state tax examination by tax authorities for all years since inception.

The Company records interest and penalties, if any, as part of other income (expense). No interest or penalties were recorded for the periods ended December 31, 2021 and 2020.

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (concluded)

Unit-based Compensation

The Company accounts for unit-based awards in accordance with the Financial Accounting Standards Board (FASB) ASC 718, Compensation - Stock Compensation. Unit-based compensation expense for all incentive unit awards made to employees, officers and other key individuals is measured based on the grant-date fair value of the award. Unit-based compensation expense for awards granted to non-employees is determined using the fair value of the consideration received or the fair value of the unit-based award issued, whichever is more reliably measured.

The Company uses the Black-Scholes option pricing model to determine the fair value of awards granted. The Company recognizes the compensation cost of unit-based awards on a straight-line basis over the vesting period of the award.

The determination of the fair value of unit-based payment awards utilizing the Black- Scholes model is affected by the unit price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of its Common Units as it is not a public company, and as such, volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based on the requisite service period. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on the history and expectation of paying no dividends. The Company recognizes forfeitures related to unit-based payments when they occur. Forfeited options are recorded as a reduction to unit-based compensation expense.

For the years ended December 31, 2021 and 2020, the Company calculated the fair value of incentive unit awards using the following assumptions:

	2021	2020
Risk-free interest rate	1.26%	1.67%
Expected dividend yield	0.00%	0.00%
Volatility factor	70.00%	70.00%
Expected life	3 years	3 years

3.	LICENSE, RESEARCH AND DEVELOPMENT AND CONSULTING AGREEMENTS

Ginkgo BioWorks, Inc.

On December 18, 2019, the Company and Ginkgo BioWorks, Inc. (“Ginkgo”), which was the parent company of Allonnia prior to issuance of Series A-1 Preferred Units, entered into a) an intellectual property contribution agreement (“IPCA”), b) a Common Unit Issuance Agreement (“CUIA”), c) a G&A Services Agreement for general and administrative services (“G&A Services Agreement”), and d) a Technical Development Agreement (“TDA”), collectively referred to as the Ginkgo Agreements.

Pursuant to the IPCA, Ginkgo licensed and contributed certain intellectual property to the Company in exchange for up to 9,000,000 Common Units of the Company, as specified in CUIA (see Note 4).

Pursuant to the G&A Services Agreement, Ginkgo will perform its obligations as an independent contractor and the Company will pay Ginkgo for services at the fully burdened full time equivalent cost, plus pass-through costs, materials and services.

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

3.	LICENSE, RESEARCH AND DEVELOPMENT AND CONSULTING AGREEMENTS (continued)

Ginkgo BioWorks, Inc. (concluded)

Pursuant to the TDA, Ginkgo will provide the Company with technical services and grant the Company access to the Ginkgo Foundry for the Company’s development of its products. The Company will pay Ginkgo an amount covering (i) all direct and indirect costs, as defined, incurred by Ginkgo in connection with the technical services provided to the Company and (ii) a 5% arm’s length mark-up on total costs consisting of (a) third party costs, (b) direct costs and (c) the G&A Estimate (see Note 5). Pursuant to the TDA, the parties jointly agree, through equal representation on a joint steering committee, on technical development plans (“TDPs”) for specific strains and enzymes, in which Ginkgo will perform agreed upon development services in return for consideration on a cost-plus basis, as noted above, for all services provided. As of December 31, 2021, the Company has entered into five TDPs with Ginkgo.

Battelle Memorial Institute

On October 1, 2020, the Company and Battelle Memorial Institute (“Battelle”) entered into a research and development consulting service agreement (“Battelle Agreement”). In consideration of the 180,000 Series A-2 Preferred Units issued to Battelle pursuant to the Series A-2 Preferred Unit Subscription Agreement (see Note 4), Battelle will perform $2,000,000 worth of technical and consulting services to the Company through agreed- upon task orders within a period of three years from the date of the Battelle Agreement. The value of any conforming services and deliverables in the task orders provided by Battelle will be deducted from the $2,000,000 noted above. The Company will record a unit-based research and development expense in the statement of operations for the fair value of the conforming services and deliverables as they are being received and the related amount in members’ equity. No research and development services have been provided as of December 31, 2020. In the year ended December 31, 2021, Battelle provided research and development services totaling $461,500 which was recorded as unitbased compensation expense. As of December 31, 2021, there was $1,538,500 of technical and consulting services yet to be performed by Battelle under the Battelle Agreement.

Additionally, pursuant to the Series A-2 Preferred Unit Subscription Agreement (see Note 4), the Company issued 60,000 Series A-2 Preferred Units for milestones achieved in 2021 and recorded the fair value of the Series A-2 Preferred Units issued as research and development expense in the amount of $666,667 in the year ended December 31, 2021.

Each party in the Battelle Agreement retains the entire rights of the intellectual property in existence prior to this agreement or developed independently of this agreement (“Background IP”). Battelle irrevocably assigns to the Company all rights of intellectual property developed in the course of providing consulting services to the Company (“Program Technology”). In addition, if Battelle incorporates its Background IP into a deliverable or Program Technology, Battelle grants to the Company a perpetual, nonexclusive, sublicensable, (through multiple tiers), royalty-free, worldwide license to such incorporated Background IP to allow lawful use of the Program Technology or deliverable that incorporates it.

Metabolik Technologies Inc.

On December 18, 2020, the Company and Metabolik Technologies Inc. (“Metabolik”) entered into an asset purchase agreement (“Metabolik Agreement”). Pursuant to this agreement, Metabolik will transfer certain intellectual property in exchange for potential royalty payments from Allonnia in the amounts of a single digit percentage of Operating Profit, as defined in this agreement. The Company’s royalty obligation begins once the cumulative aggregate Operating Profit is greater than zero and ends fifteen years thereafter,

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

3.	LICENSE, RESEARCH AND DEVELOPMENT AND CONSULTING AGREEMENTS (concluded)

Metabolik Technologies Inc. (concluded)

provided that the royalties will terminate in the event that Metabolik or its affiliates ceases to hold any equity interest in the Company, other than as a result of a change of control of the Company. At any time during the term of this agreement, the Company may, upon written notice to Metabolik, provide written notice of the Company’s interest in buying out its royalty obligations under this agreement.

On December 18, 2020, the Company issued in accordance with the Series A-3 Preferred Unit Issuance Agreement 180,000 Series A-3 Preferred Units (see Note 4). In exchange, Metabolik will transfer certain acquired assets, as defined, pursuant to the terms of Metabolik Agreement.

4.	MEMBERS’ EQUITY

Series A Preferred Units

As of December 31, 2021, the Company was authorized to issue 9,000,000 of Series A Preferred Units, of which 8,190,000 units were designated as Series A-1 Preferred Units (“Series A-1”), 630,000 were designated Series A-2 Preferred Units (“Series A-2”), and 180,000 were designated Series A-3 Preferred Units (“Series A-3”) (collectively, referred to as “Series A Preferred Units”). The original issue price of Series A Preferred Units is $11.111111 per unit.

Pursuant to the Series A-1 Unit Purchase Agreement, as amended, the Company issued 1,664,911 and 22,500 units of Series A-1 at a purchase price of $11.111111 per unit in 2020 and 2021, respectively, for the total gross proceeds of $18,744,011.

On December 18, 2019, Battelle entered into the Series A-2 Preferred Unit Subscription Agreement with the Company. In accordance with this agreement, Battelle would be issued up to 630,000 Series A-2 units upon achievement of the following milestones:

a)

180,000 units of Series A-2 will be issued upon execution by Battelle and the Company of a consulting agreement within 12 months following the date of this agreement, pursuant to which Battelle would provide $2,000,000 worth of technical and consulting services (see Note 3).

b)

Upon achieving the milestone (a) above, the Company will issue additional 180,000 units of Series A-2 in 30,000 increments on each of the following dates so long as the Company has not determined that Battelle did not provide the Company with services or that the services were not satisfactory pursuant to the Battelle Agreement: June 18, 2021; December 18, 2021; June 18, 2022; December 18, 2022; June 18, 2023; and December 18, 2023 (see Note 3).

c)

Upon achieving the milestone (a) above, the Company will issue additional 270,000 units of Series A-2 in 45,000 increments on the following dates so long as the Company has not determined that Battelle did not provide the Company with services or that the services were not satisfactory pursuant to the Battelle Agreement: June 18, 2024; December 18, 2024; June 18, 2025; December 18, 2025; June 18, 2026; and December 18, 2026.

On December 18, 2020, Metabolik entered into the Series A-3 Preferred Unit Issuance Agreement with the Company. In accordance with this agreement, Metabolik was issued 180,000 Series A-3 units that become “eligible” capital accounts upon achievement of the following milestones:

a)	45,000 units of Series A-3 will be treated as “eligible” if the Company enters into a joint development agreement (“JDA”) with a certain party within one year following the date on which

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

4.	MEMBERS’ EQUITY (continued)

Series A Preferred Units (concluded)

Ginkgo delivers an intermediate strain to the Company pursuant to the Technical Development Plan between Ginkgo and the Company. Notwithstanding the foregoing, if the Company determines, in its reasonable discretion, within thirty days following the execution of the JDA, that the JDA was not substantially related to the contributed assets, as defined, or certain services pursuant to the Metabolik Agreement (see Note 3) then such 45,000 units of Series A-3 will instead be automatically forfeited for no consideration.

b)

135,000 units of Series A-3 will be treated as “eligible” in the event that the Company enters into a certain commercialization agreement, as defined in the Metabolik Agreement, and receives revenue under the commercialization agreement in excess of $10,000,000 in the aggregate within five years following the execution of the commercialization agreement.

The Company will monitor milestones on an ongoing basis, and will record a unit-based research and development expense and a related amount to members’ equity as these milestones become probable of being achieved. No unit-based research and development expenses have been recognized in 2021 in connection with the issuance of Series A-3 units.

Common Units

As of December 31, 2021, the Company was authorized to issue 9,000,000 Common Units. As specified in the CUIA, the authorized Common Units will be issued to Ginkgo as follows:

a)	3,600,000 Common Units in partial consideration for the license and transfer of intellectual property in accordance with IPCA

b)

5,400,000 Common Units in partial consideration for the additional obligations set forth in the IPCA and TDA (as defined in the IPCA); provided that Ginkgo will not receive such additional Common Units unless the Company has sold and issued at least 8,370,000 Series A-1 Preferred Units pursuant to a Series A-1 Preferred Unit Purchase Agreement.

c)

In the event the Company sells and issues less than 8,370,000 but more than 2,970,000 Series A-1 Preferred Units, the Company and Ginkgo will collaborate to determine how many additional Common Units will be issued.

As of December 31, 2021 and 2020, there were 5,467,411 and 3,600,000 of Common Units issued and outstanding, respectively.

The rights and preferences of the Series A Preferred Units and Common units, collectively, Capital Units are as follows:

Voting Rights

Any action to be taken by the members will be taken by the members holding a majority of the capital units then outstanding, voting together as a single class.

Distributions

In the event of a Liquidation Event, as defined, distributions will have the following priority: (i) first, to the holders of Series A-1, in proportion to their respective number of Series A-1 Preferred Units, until the Company has distributed a cumulative amount in respect of each

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

4.	MEMBERS’ EQUITY (continued)

Common Units (concluded)

Series A-1 Preferred Unit; (ii) second, to the holders of Series A-2 Preferred Units and eligible Series A-3 Preferred Units, in proportion to their respective number of Series A-2 Preferred Units and eligible Series A-3 Preferred Units, until the Company has distributed a cumulative amount in respect of each Series A-2 Preferred Unit and eligible Series A-3 Preferred Unit; (iii) third, to the holders of Common Units, in proportion to their respective number of Common Units, until the Company has distributed a cumulative amount in respect of each Common Unit equal to the Series A preference amount.

After payment in full of the amounts above, any remaining amount is distributed to the holders of Series A-1, Series A-2, eligible Series A-3, Common Units, and Incentive Units, on a per unit pro rata basis; provided, however, that no distributions will be paid with respect to any Incentive Unit until the aggregate amount of all distributions from and after the date of issuance of such Incentive Unit exceeds the applicable Threshold Amount associated with such Incentive Unit.

The holders of the Series A-3 are not entitled to any distributions with respect to any Series A-3 Preferred Units other than eligible Series A-3 Preferred Units.

Incentive Units

As of December 31, 2021, the Company was authorized to issue up to 2,000,000 Incentive Units. Incentive Units and the rights and privileges associated with them, collectively, are intended to be “profits interests”. Incentive Units may be issued within a series, with each series having a separate Threshold Amount. The Threshold Amount will initially mean the amount equal to the amount that would be received on all outstanding Units if, immediately prior to the issuance of an Incentive Unit, all the assets of the Company were sold for their respective fair value (as determined by the Board in good faith), the liabilities of the Company were paid in full, and the remaining proceeds were distributed. An Incentive Unit’s Threshold Amount will subsequently be increased in an amount equal to the aggregate amount of any Capital Contribution made to the Company after the issuance of such Incentive Unit. Incentive Units are interests solely in profits and will have Capital Accounts associated therewith at the time of their issuance of zero dollars.

The Incentive Units do not have any voting rights and are subject to vesting.

Allocations of profits will be made with respect to any Incentive Units that are Unvested Units in the same manner as if they were Vested Units. Any distributions made with respect to any Incentive Units that are Unvested Units will not be distributed and instead be recorded by the Company (such amount, an “Unvested Distribution Amount”) in the Company’s books and records until such Unvested Units vest and become Vested Units. Any Unvested Distribution Amounts that relate to Incentive Units that are Unvested Units that are forfeited or fail to vest for whatever reason will be allocated and distributed as a new distribution.

Allonnia, LLC

Notes to Consolidated Financial Statements (Concluded)

4.	MEMBERS’ EQUITY (concluded)

Incentive Units (concluded)

As of December 31, 2021 and 2020, there were 267,294 and 140,000 Incentive Units granted to employees of the Company, respectively. These units vest over a period of four years. A summary of the Incentive Units issued are presented below:

	Incentive Units	Weighted Average Grant Date Fair Value
Balance at December 31, 2020	140,000	$2.00
Granted	267,294	2.36
Exercised	—	—

Balance at December 31, 2021	407,294	$2.25

The 2020 unit-based compensation expense was immaterial. The 2021 unit-based compensation expense was $223,097. Remaining unit-based compensation expense of $687,718 is expected to be recognized over the remaining service period of approximately 3.1 years.

5.	RELATED PARTY TRANSACTIONS

The Company receives various services from companies that own either Common Units (Ginkgo) or Series A-1 Preferred Units (Battelle and Metabolik) in the Company.

In 2021 and 2020, the Company paid Ginkgo $4,640,416 and $4,164,292, respectively, pursuant to the TDA and G&A Service Agreement (see Note 3).

6.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 28, 2022, which is the date the accompanying consolidated financial statements were available to be issued. There were no subsequent events that require adjustments to or disclosure in the accompanying consolidated financial statements.

Independent Auditors’ Report

To the Board of Directors of Allonnia, LLC:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Allonnia, LLC (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019 and the related statements of operations, changes in members’ equity and cash flows for the year ended December 31, 2020 and the period from November 27, 2019 (inception) through December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allonnia, LLC as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the periods then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
June 23, 2021

Allonnia, LLC

Consolidated Balance Sheets

December 31, 2020 and 2019

Assets
	2020	2019
Current assets:
Cash and cash equivalents	$43,520,543	$32,828,673
Prepaid expenses and other current assets	3,015,817	3,384

Total assets	$46,536,360	$32,832,057

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$728,580	$23,706
Accrued expenses	901,784	117,848

Total liabilities	1,630,364	141,554
Members’ equity	44,905,996	32,690,503

Total liabilities and members’ equity	$46,536,360	$32,832,057

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Operations

For the Year Ended December 31, 2020 and Period from November 27, 2019 (Inception) Through December 31, 2019

	2020	2019
Operating expenses:
Research and development	$3,966,936	$24,481,519
General and administrative	2,106,245	162,978

Total operating expenses	6,073,181	24,644,497

Net operating loss	(6,073,181)	(24,644,497)
Interest income	61,663	—

Net loss	$(6,011,518)	$(24,644,497)

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Changes in Members’ Equity

For the Year Ended December 31, 2020 and Period from November 27, 2019 (Inception) Through December 31, 2019

	Units
	Series A-1 Preferred	Series A-2 Preferred	Series A-3 Preferred	Common	Incentive	Members’ Equity
Balance at November 27, 2019 (Inception)	—	—	—	—	—	$—
Issuance of Common Units	—	—	—	3,600,000	—	24,480,000
Issuance of Series A-1 Preferred Units net of issuance costs of $145,000	2,970,000	—	—	—	—	32,855,000
Net loss	—	—	—	—	—	(24,644,497)

Balance as of December 31, 2019	2,970,000	—	—	3,600,000	—	32,690,503
Issuance of Series A-1 Preferred Units net of issuance costs of $272,000	1,664,911	—	—	—	—	18,227,011
Issuance of Series A-2 Preferred Units	—	180,000	—	—	—	—
Issuance of Series A-3 Preferred Units	—	—	180,000	—	—	—
Issuance of Incentive Units	—	—	—	—	140,000	—
Net loss	—	—	—	—	—	(6,011,518)

Balance as of December 31, 2020	4,634,911	180,000	180,000	3,600,000	140,000	$44,905,996

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2020 and Period from November 27, 2019 (Inception) Through December 31, 2019

	2020	2019
Cash flows from operating activities:
Net loss	$(6,011,518)	$(24,644,497)
Adjustments to reconcile net loss to net cash used in operating activities:
Fair value common stock issued for acquiring intellectual property Changes in operating assets and liabilities:	—	24,480,000
Prepaid expenses and other current assets	(3,012,433)	(3,384)
Accounts payable	704,874	23,706
Accrued expenses	783,936	117,848

Net cash used in operating activities	(7,535,141)	(26,327)

Cash flows from financing activities:
Proceeds from issuance of Series A-1 Preferred Units, net of issuance costs	18,227,011	32,855,000

Net cash provided by financing activities	18,227,011	32,855,000

Increase in cash and cash equivalents	10,691,870	32,828,673
Cash and cash equivalents, beginning of period	32,828,673	—

Cash and cash equivalents, end of period	$43,520,543	$32,828,673

See accompanying notes to the consolidated financial statements.

Allonnia, LLC

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2020 and Period from November 27, 2019 (Inception) Through December 31, 2019

1.	NATURE OF OPERATIONS

Business

Allonnia, LLC (“Allonnia”) commenced activities in November 2019 and is formed under the laws of the State of Delaware. Allonnia is a bioremediation company that uses advanced technology and biology to engineer breakthrough systems to develop and commercialize novel waste remediation and management solutions. Allonnia works to identify microbes capable of breaking down waste, then uses the tools of synthetic biology to amplify their abilities both to clean up toxic pollution and bind to valuable materials in the waste stream for reuse.

Allonnia designs and deploys at-scale transformative innovations in water and wastewater treatment, soil redemption, and solid waste management and upcycling. By creating the next generation of enzymes, proteins, and microbes that degrade or metabolize contaminants of concern, Allonnia can recover and upcycle valuable materials from waste and augment existing biological treatment processes.

Since its inception, Allonnia has devoted its efforts to business planning, research and development, recruiting management and technical staff, and raising capital. Allonnia is subject to risks similar to other companies in their industry including rapid technological change, uncertainty of market acceptance of the product, competition from larger companies, and dependence of key personnel and strategic partners.

Allonnia Management Pool Co., LLC, a wholly-owned subsidiary of Allonnia, was formed on December 9, 2020 under the laws of the State of Delaware to facilitate Allonnia’s administration of grants of incentive units to officers, employees and consultants of Allonnia.

Principles of Consolidation

The accompanying consolidated financial statements include the operations of Allonnia and its wholly-owned subsidiary Allonnia Management Pool Co., LLC (collectively referred to as the “Company”). All intercompany accounts and transactions have been eliminated in consolidation.

2.	SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies followed by the Company in the preparation of the consolidated financial statements is as follows:

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and changes in estimates may occur.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed the federal insurance limit.

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development Expenses

Costs incurred for research and development are expensed as incurred. Research and development expenses primarily consist of salaries and related expenses for personnel, outside consulting services and sponsored research and the costs of materials and supplies used.

Income Taxes

The Company is taxed as a partnership. As such, the results of operations are included in the income tax returns of its members. Accordingly, no provision for income taxes has been recorded in these financial statements.

The Company follows accounting guidance regarding the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. Tax positions taken or expected to be taken, including the position that the Company qualifies as a pass-through entity, are required to be evaluated to determine whether the tax positions are “more-likely-than-not” to be upheld under regulatory review. The resulting tax impact of these tax positions are recognized in the financial statements based on the result of this evaluation. There are no such provisions for uncertain tax positions as of December 31, 2020 and 2019. The Company is subject to federal and state tax examination by tax authorities for all years since inception.

The Company records interest and penalties, if any, as part of other income (expense). No interest or penalties were recorded for the periods ended December 31, 2020 and 2019.

Unit-based Compensation

The Company accounts for unit-based awards in accordance with the Financial Accounting Standards Board (FASB) ASC 718, Compensation – Stock Compensation. Unit-based compensation expense for all incentive unit awards made to employees, officers and other key individuals is measured based on the grant-date fair value of the award. Unit-based compensation expense for awards granted to non-employees is determined using the fair value of the consideration received or the fair value of the unit-based award issued, whichever is more reliably measured.

The Company uses the Black-Scholes option pricing model to determine the fair value of awards granted. The Company recognizes the compensation cost of unit-based awards on a straight-line basis over the vesting period of the award.

The determination of the fair value of unit-based payment awards utilizing the Black-Scholes model is affected by the unit price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The Company does not have a history of market prices of its Common Units as it is not a public company, and as such, volatility is estimated using historical volatilities of similar public entities. The expected life of the awards is estimated based on the requisite service period. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on the history and expectation of paying no dividends. The Company recognizes forfeitures related to unit-based payments when they occur. Forfeited options are recorded as a reduction to unit-based compensation expense.

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

2.	SIGNIFICANT ACCOUNTING POLICIES (concluded)

Unit-based Compensation (concluded)

There were no incentive unit awards granted in 2019. For the year ended December 31, 2020, the Company calculated the fair value of incentive unit awards using the following assumptions:

Risk-free interest rate	1.67%
Expected dividend yield	0.00%
Volatility factor	70.00%
Expected life	3 years

3.	LICENSE, RESEARCH AND DEVELOPMENT AND CONSULTING AGREEMENTS

Ginkgo BioWorks, Inc.

On December 18, 2019, the Company and Ginkgo BioWorks, Inc. (“Ginkgo”) entered into a) an intellectual property contribution agreement (“IPCA”), b) a Common Unit Issuance Agreement (“CUIA”), c) a G&A Services Agreement for general and administrative services (“G&A Services Agreement”), and d) a Technical Development Agreement (“TDA”), collectively referred to as the Ginkgo Agreements.

Pursuant to the IPCA, Ginkgo licensed and contributed certain intellectual property to the Company in exchange for up to 9,000,000 Common Units of the Company, as specified in CUIA (see Note 4). The Company issued 3,600,000 Common Units as consideration for the license upon execution of the CUIA, the fair value of which was determined to be $24,480,000 at inception of the agreements using the option pricing method. The Company accounted for the non-cash consideration related to the CUIA as research and development expense in the period ended December 31, 2019.

Pursuant to the G&A Services Agreement, Ginkgo will perform its obligations as an independent contractor and the Company will pay Ginkgo for services at the fully burdened full time equivalent cost, plus pass-through costs, materials and services.

Pursuant to the TDA, Ginkgo will provide the Company with technical services and grant the Company access to the Ginkgo Foundry for the Company’s development of its products. The Company will pay Ginkgo an amount covering (i) all direct and indirect costs, as defined, incurred by Ginkgo in connection with the technical services provided to the Company and (ii) a 5% arm’s length mark-up on total costs consisting of (a) third party costs, (b) direct costs and (c) the G&A Estimate (see Note 5). Pursuant to the TDA, the parties jointly agree, through equal representation on a joint steering committee, on technical development plans (“TDPs”) for specific strains and enzymes, in which Ginkgo will perform agreed upon development services in return for consideration on a cost-plus basis, as noted above, for all services provided. As of December 31, 2020, the Company has entered into three TDPs with Ginkgo.

Battelle Memorial Institute

On October 1, 2020, the Company and Battelle Memorial Institute (“Battelle”) entered into a research and development consulting service agreement (“Battelle Agreement”). In consideration of the 180,000 Series A-2 Preferred Units issued to Battelle pursuant to the Series A-2 Preferred Unit Subscription Agreement (see Note 4), Battelle will perform $2,000,000 worth of technical and consulting services to the Company through agreed-upon task orders within a period of three years from the date of the Battelle Agreement. The value of any conforming services and deliverables in the task orders provided by Battelle will be deducted from the $2,000,000 noted above. The Company will record a unit-based research and development expense

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

3.	LICENSE, RESEARCH AND DEVELOPMENT AND CONSULTING AGREEMENTS (concluded)

Battelle Memorial Institute (concluded)

in the statement of operations for the fair value of the conforming services and deliverables as they are being received and the related amount in members’ equity. No research and development services have been provided as of December 31, 2020.

Each party in the Battelle Agreement retains the entire rights of the intellectual property in existence prior to this agreement or developed independently of this agreement (“Background IP”). Battelle irrevocably assigns to the Company all rights of intellectual property developed in the course of providing consulting services to the Company (“Program Technology”). In addition, if Battelle incorporates its Background IP into a deliverable or Program Technology, Battelle grants to the Company a perpetual, non-exclusive, sublicensable, (through multiple tiers), royalty-free, worldwide license to such incorporated Background IP to allow lawful use of the Program Technology or deliverable that incorporates it.

Metabolik Technologies Inc.

On December 18, 2020, the Company and Metabolik Technologies Inc. (“Metabolik”) entered into an asset purchase agreement (“Metabolik Agreement”). Pursuant to this agreement, Metabolik will transfer certain intellectual property in exchange for potential royalty payments from Allonnia in the amounts of a single digit percentage of Operating Profit, as defined in this agreement. The Company’s royalty obligation begins once the cumulative aggregate Operating Profit is greater than zero and ends fifteen years thereafter, provided that the royalties will terminate in the event that Metabolik or its affiliates ceases to hold any equity interest in the Company, other than as a result of a change of control of the Company. At any time during the term of this agreement, the Company may, upon written notice to Metabolik, provide written notice of the Company’s interest in buying out its royalty obligations under this agreement.

On December 18, 2020, the Company issued in accordance with the Series A-3 Preferred Unit Issuance Agreement 180,000 Series A-3 Preferred Units (see Note 4). In exchange, Metabolik will transfer certain acquired assets, as defined, pursuant to the terms of Metabolik Agreement.

4.	MEMBERS’ EQUITY

Series A Preferred Units

As of December 31, 2020, the Company was authorized to issue 9,000,000 of Series A Preferred Units, of which 8,190,000 units were designated as Series A-1 Preferred Units (“Series A-1”), 630,000 were designated Series A-2 Preferred Units (“Series A-2”), and 180,000 were designated Series A-3 Preferred Units (“Series A-3”) (collectively, referred to as “Series A Preferred Units”). The original issue price of Series A Preferred Units is $11.111111 per unit.

Pursuant to the Series A-1 Unit Purchase Agreement, as amended, the Company issued 2,970,000 and 1,664,911 units of Series A-1 at a purchase price of $11.111111 per unit in 2019 and 2020, respectively, for the total gross proceeds of $51,499,011.

On December 18, 2019, Battelle entered into the Series A-2 Preferred Unit Subscription Agreement with the Company. In accordance with this agreement, Battelle would be issued up to 630,000 Series A-2 units upon achievement of the following milestones:

a)

180,000 units of Series A-2 will be issued upon execution by Battelle and the Company of a consulting agreement within 12 months following the date of this agreement, pursuant to which Battelle would provide $2,000,000 worth of technical and consulting services (see Note 3).

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

4.	MEMBERS’ EQUITY (continued)

Series A Preferred Units (concluded)

b)

Upon achieving the milestone (a) above, the Company will issue additional 180,000 units of Series A-2 in 30,000 increments on each of the following dates so long as the Company has not determined that Battelle did not provide the Company with services or that the services were not satisfactory pursuant to the Battelle Agreement: June 18, 2021; December 18, 2021; June 18, 2022; December 18, 2022; June 18, 2023; and December 18, 2023.

c)

Upon achieving the milestone (a) above, the Company will issue additional 270,000 units of Series A-2 in 45,000 increments on the following dates so long as the Company has not determined that Battelle did not provide the Company with services or that the services were not satisfactory pursuant to the Battelle Agreement: June 18, 2024; December 18, 2024; June 18, 2025; December 18, 2025; June 18, 2026; and December 18, 2026. Notwithstanding the foregoing, on August 18, 2021 Battelle may elect to purchase all 270,000 units of Series A-2 in exchanges for a price per unit of $11.111111 and a total purchase price of $3,000,000 in lieu of the issuances of such units described above so long as Battelle has achieved milestone (a) above and the Battelle Agreement remains in effect.

On December 18, 2020, Metabolik entered into the Series A-3 Preferred Unit Issuance Agreement with the Company. In accordance with this agreement, Metabolik was issued 180,000 Series A-3 units that become “eligible” capital accounts upon achievement of the following milestones:

a)

45,000 units of Series A-3 will be treated as “eligible” if the Company enters into a joint development agreement (“JDA”) with a certain party within one year following the date on which Ginkgo delivers an intermediate strain to the Company pursuant to the Technical Development Plan between Ginkgo and the Company. Notwithstanding the foregoing, if the Company determines, in its reasonable discretion, within thirty days following the execution of the JDA, that the JDA was not substantially related to the contributed assets, as defined, or certain services pursuant to the Metabolik Agreement (see Note 3) then such 45,000 units of Series A-3 will instead be automatically forfeited for no consideration.

b)

135,000 units of Series A-3 will be treated as “eligible” in the event that the Company enters into a certain commercialization agreement, as defined in the Metabolik Agreement, and receives revenue under the commercialization agreement in excess of $10,000,000 in the aggregate within five years following the execution of the commercialization agreement.

The Company will monitor milestones on an ongoing basis, and will record a unit-based research and development expense and a related amount to members’ equity as these milestones become probable of being achieved. No unit-based research and development expenses have been recognized in 2020 in connection with the issuance of Series A-3 units.

Common Units

As of December 31, 2020, the Company was authorized to issue 9,000,000 Common Units. As specified in the CUIA, the authorized Common Units will be issued to Ginkgo as follows:

a)	3,600,000 Common Units in partial consideration for the license and transfer of intellectual property in accordance with IPCA

Allonnia, LLC

Notes to Consolidated Financial Statements (Continued)

4.	MEMBERS’ EQUITY (continued)

Common Units (concluded)

b)

5,400,000 Common Units in partial consideration for the additional obligations set forth in the IPCA and TDA (as defined in the IPCA); provided that Ginkgo will not receive such additional Common Units unless the Company has sold and issued at least 8,370,000 Series A-1 Preferred Units pursuant to a Series A-1 Preferred Unit Purchase Agreement.

c)

In the event the Company sells and issues less than 8,370,000 but more than 2,970,000 Series A-1 Preferred Units, the Company and Ginkgo will collaborate to determine how many additional Common Units will be issued.

As of December 31, 2020 and 2019, there were 3,600,000 of Common Units issued and outstanding.

The rights and preferences of the Series A Preferred Units and Common units, collectively, Capital Units are as follows:

Voting Rights

Any action to be taken by the members will be taken by the members holding a majority of the capital units then outstanding, voting together as a single class.

Distributions

In the event of a Liquidation Event, as defined, distributions will have the following priority: (i) first, to the holders of Series A-1, in proportion to their respective number of Series A-1 Preferred Units, until the Company has distributed a cumulative amount in respect of each Series A-1 Preferred Unit; (ii) second, to the holders of Series A-2 Preferred Units and eligible Series A-3 Preferred Units, in proportion to their respective number of Series A-2 Preferred Units and eligible Series A-3 Preferred Units, until the Company has distributed a cumulative amount in respect of each Series A-2 Preferred Unit and eligible Series A-3 Preferred Unit; (iii) third, to the holders of Common Units, in proportion to their respective number of Common Units, until the Company has distributed a cumulative amount in respect of each Common Unit equal to the Series A preference amount.

After payment in full of the amounts above, any remaining amount is distributed to the holders of Series A-1, Series A-2, eligible Series A-3, Common Units, and Incentive Units, on a per unit pro rata basis; provided, however, that no distributions will be paid with respect to any Incentive Unit until the aggregate amount of all distributions from and after the date of issuance of such Incentive Unit exceeds the applicable Threshold Amount associated with such Incentive Unit.

Distributions

The holders of the Series A-3 are not entitled to any distributions with respect to any Series A-3 Preferred Units other than eligible Series A-3 Preferred Units.

Incentive Units

As of December 31, 2020, the Company was authorized to issue up to 2,000,000 Incentive Units. Incentive Units and the rights and privileges associated with them, collectively, are intended to be “profits interests”. Incentive Units may be issued within a series, with each series having a separate Threshold Amount. The

Allonnia, LLC

Notes to Consolidated Financial Statements (Concluded)

4.	MEMBERS’ EQUITY (concluded)

Incentive Units (concluded)

Threshold Amount will initially mean the amount equal to the amount that would be received on all outstanding Units if, immediately prior to the issuance of an Incentive Unit, all the assets of the Company were sold for their respective fair value (as determined by the Board in good faith), the liabilities of the Company were paid in full, and the remaining proceeds were distributed. An Incentive Unit’s Threshold Amount will subsequently be increased in an amount equal to the aggregate amount of any Capital Contribution made to the Company after the issuance of such Incentive Unit. Incentive Units are interests solely in profits and will have Capital Accounts associated therewith at the time of their issuance of zero dollars.

The Incentive Units do not have any voting rights and are subject to vesting.

Allocations of profits will be made with respect to any Incentive Units that are Unvested Units in the same manner as if they were Vested Units. Any distributions made with respect to any Incentive Units that are Unvested Units will not be distributed and instead be recorded by the Company (such amount, an “Unvested Distribution Amount”) in the Company’s books and records until such Unvested Units vest and become Vested Units. Any Unvested Distribution Amounts that relate to Incentive Units that are Unvested Units that are forfeited or fail to vest for whatever reason will be allocated and distributed as a new distribution.

In December 2020, there were 140,000 Incentive Units granted to employees of the Company. These units vest over a period of four years. The 2020 unit-based compensation expense in connection with these units was immaterial.

There were no Incentive Units granted in 2019.

5.	RELATED PARTY TRANSACTIONS

The Company receives various services from companies that own either Common Units (Ginkgo) or Series A-1 Preferred Units (Battelle and Metabolik) in the Company.

In 2020 and 2019, the Company paid Ginkgo $4,164,292 and $28,519, respectively, pursuant to the TDA and G&A Service Agreement (see Note 3).19

6.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 23, 2021, which is the date the consolidated financial statements were available to be issued.

In January 2021, the Company issued 1,867,411 of Common Units to Ginkgo, pursuant to IPCA (see Note 3) and 22,500 Series A-1 Units to an investor for $250,000.

Other than the above, there were no subsequent events that require adjustments to or disclosure in the consolidated financial statements.